Exhibit 99.1

Contact:                Scott Lamb

Vice President, Investor Relations

(713) 513-3344

CAMERON EXPRESSES NO OPINION ON DEBT TENDER OFFER BY SCHLUMBERGER HOLDINGS CORPORATION

HOUSTON, March 28, 2016 — Cameron (NYSE: CAM) announced that it elected to express no opinion and remain neutral toward the offer by Schlumberger Holdings Corporation (“SHC”) on March 22, 2016 to purchase up to $1.2 billion aggregate principal amount of the outstanding senior notes of Cameron. The tender offer is being conducted in connection with the previously announced proposed merger of Cameron with a wholly owned subsidiary of SHC, pursuant to which Cameron will become a direct, wholly owned subsidiary of SHC.

Cameron believes that each noteholder should make its decision as to whether to tender on an individual rather than a collective basis, based on that noteholder’s particular circumstances.  Cameron further believes the determination whether to tender is a financial decision to be made by each noteholder, in consultation with the noteholder’s financial advisor, based on the terms of the offer being made by SHC.  For these reasons, Cameron believes that it is not appropriate for it to make a recommendation to noteholders regarding the tender of their notes and expresses no opinion as to the course of action that noteholders should take.

The announcements contained in this press release were made pursuant to Rule 14e-2 under the Securities Exchange Act of 1934.

Cautionary Note Regarding Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, expected timetable for completing the proposed merger, benefits and synergies of the proposed merger, future opportunities for the combined company and products, future performance and any other statements regarding Cameron’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements. Cameron cannot give any assurance that such expectations will prove to have been correct. These statements are subject to, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to successfully integrate the merged businesses and to realize expected synergies, the timing to consummate the proposed merger and other risk factors that are discussed in Schlumberger’s and Cameron’s most recent Annual Reports on Form 10-K and the definitive proxy statement/prospectus referred to below, as well as each company’s other filings with the SEC available at the SEC’s Internet site (http://www.sec.gov). Actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and Cameron undertakes no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, Schlumberger has filed with the SEC a registration statement on Form S-4, including Amendment No. 1 thereto, which was declared effective by the SEC on November 16, 2015, and Cameron has filed the definitive proxy statement/prospectus on November 17, 2015.  This communication is not a substitute for the definitive proxy statement/prospectus, the registration statement or any other document Schlumberger or Cameron may file with the SEC in connection with the proposed merger.

INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, THE REGISTRATION STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN AND THAT MAY BE FILED WITH THE SEC REGARDING THE PROPOSED MERGER CAREFULLY AND IN THEIR ENTIRETY AS AND WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. These materials will be made available to investors of Cameron at no expense to them. Investors will be able to obtain free copies of these documents and other documents filed with the SEC by Schlumberger and/or Cameron through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Schlumberger are available free of charge on Schlumberger’s internet website at http://www.slb.com. Copies of the documents filed with the SEC by Cameron are available free of charge on Cameron’s internet website at http://www.c-a-m.com. You may also read and copy any reports, statements and other information filed by Cameron or Schlumberger with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.